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                                                                     EXHIBIT 2.5

                            ASSET PURCHASE AGREEMENT

      This Asset Purchase Agreement (the "AGREEMENT") is entered into as of February 8, 2007 by and among Skilled Healthcare Group, Inc., a Delaware corporation, (the "BUYER"); Raymore Care Center LLC (doing business as Raymore Health Care), a Missouri limited liability company, Blue River Care Center LLC (doing business as Blue River Care Center), a Missouri limited liability company, MLD Healthcare LLC (doing business as Cameron Manor), a Missouri limited liability company, Blue River Real Estate LLC, a Missouri limited liability company, Raymore Real Estate LLC, a Missouri limited liability company, and MLD Real Estate LLC, a Missouri limited liability company (each a "COMPANY" and collectively, the "COMPANIES"); Melvin Dunsworth, an individual, and Raymore Health Care, Inc., a Missouri corporation (the "BENEFICIAL OWNERS," and together with the Companies, the "SELLERS"). The parties acknowledge that Buyer may assign any or all of its rights hereunder to one or more Affiliates, and references herein to "Buyer" shall include any such assignees. An index of defined terms used herein is set forth in ARTICLE 10.

                                  INTRODUCTION

      The Beneficial Owners collectively own all of the outstanding membership and equity interests (the "EQUITY INTERESTS") of the Companies. The Sellers wish to sell, and Buyer wishes to buy, substantially all of the assets of the Companies, on the terms and conditions set forth herein. The Beneficial Owners are the direct and indirect owners of the Companies, will derive substantial benefits from such sale and purchase, and wish to cause such sale and purchase to be consummated. Such sale and purchase and each other related transaction referred to herein are sometimes collectively referred to herein as the "TRANSACTIONS".

      NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE 1.
                            THE TRANSACTIONS; CLOSING

1.1 PURCHASE AND SALE OF PURCHASED ASSETS. In reliance upon the representations and warranties contained herein, and subject to the terms and conditions hereof, each of the Companies shall sell, convey, transfer, assign and deliver to Buyer at the Closing (as hereinafter defined), free and clear of all liens, security interests, deeds or indentures of trust, mortgages, encumbrances and restrictions, all of its assets and properties of every kind, nature and description except as otherwise provided below (all of such assets being referred to herein as the "PURCHASED ASSETS"), including without limitation the following assets of the Companies:

      (a) all Owned Real Property (as defined);

      (b) all tangible assets, including without limitation machinery and equipment, furniture, office equipment, leasehold improvements, fixtures and other improvements on real

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estate (collectively, the "IMPROVEMENTS"), and all inventories (including without limitation linens and purchased parts and supplies);

      (c) originals or duplicate copies of all financial, accounting and operating data and records, including without limitation all books, records, notes, sales and sales promotional data, advertising materials, credit information, cost and pricing information, customer and supplier lists, business plans, projections, reference catalogs, payroll and personnel records to the extent allowed by law, and other similar property, rights and information;

      (d) all Company Intellectual Property (as hereinafter defined) to the extent assignable or transferable; and

      (e) all rights under all leases, license agreements, contracts, agreements, permits, sale orders, purchase orders, open bids and other commitments, but only to the extent they pertain to the operating contracts specifically assumed by Buyer under the Operations Transfer Agreement (the "ASSUMED OPERATING CONTRACTS").

1.2 EXCLUDED ASSETS. Notwithstanding the foregoing, the Companies shall not transfer to Buyer, and the Purchased Assets shall not include (i) the Companies' rights under this Agreement; (ii) cash, (iii) accounts receivables, (iv) any contracts other than the Assumed Operating Contracts and (v) any assets set forth on SCHEDULE 1.2 (collectively, the "EXCLUDED ASSETS").

1.3 PURCHASE PRICE.

      (a) The term "PURCHASE PRICE" means an aggregate of Thirty Million Dollars ($30,000,000).

      (b) At the Closing, Seller has and will transfer to Buyer good and marketable fee simple title to all Owned Real Property free and clear of all encumbrances, except for Permitted Encumbrances.

      (c) DEPOSIT AT SIGNING. Upon the execution of this Agreement by all of the parties, an earnest money deposit in the amount of Two Hundred Fifty Thousand Dollars ($250,000) (the "DEPOSIT") shall be delivered by Buyer to Chicago Title Insurance Company (the "ESCROW AGENT"). Escrow Agent shall hold and dispose of the Deposit in accordance with the terms of this Agreement. Sellers and Buyer agree that the duties of the Escrow Agent hereunder are purely ministerial in nature and shall be expressly limited to the safekeeping and disposition of the Deposit in accordance with this Agreement. Escrow Agent shall incur no liability in connection with the safekeeping or disposition of the Deposit for any reason other than Escrow Agent's willful misconduct or gross negligence. If Escrow Agent is in doubt as to its duties or obligations with regard to the Deposit, or if Escrow Agent receives conflicting instructions from Buyer and the Sellers with respect to the Deposit, then Escrow Agent shall not be required to disburse the Deposit and may, at its option, continue to hold the Deposit until Buyer and Sellers agree as to its disposition, or until a final judgment is entered by a court of competent jurisdiction directing its disposition, or Escrow Agent may interplead the Deposit in accordance with the laws of the state in which the Property is located. Escrow Agent shall not be responsible for any interest on the Deposit except as is actually earned, or for the loss of any interest resulting from

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the withdrawal of the Deposit prior to the date interest is posted thereon.
Escrow Agent shall execute this Agreement solely for the purpose of being bound by the provisions of Sections 1.3(c) and 7.2 hereof. Escrow Agent's General Provisions are attached hereto as Exhibit 1.3(c) and made a part hereof.

      (d) PAYMENTS AT CLOSING. At the Closing, Buyer shall pay to the Companies an amount, in the aggregate, equal to the Purchase Price (i) less the Deposit and all accrued interest thereon, and (ii) less the Medicaid Escrow Amount by wire transfer of immediately available funds. The "MEDICAID ESCROW AMOUNT" shall be an amount equal to Ninety Thousand Dollars ($90,000) which Buyer, at the Closing, shall deposit into the Medicaid escrow account with Chicago Title Insurance Company (the "MEDICAID ESCROW AGENT") such amount constituting Thirty Thousand Dollars ($30,000) for each of the Acquired Facilities pursuant to the Medicaid escrow agreements between each of Raymore Care Center LLC, Blue River Care Center LLC, and MLD Healthcare LLC, and Buyer and the Medicaid Escrow Agent (each a "MEDICAID ESCROW AGREEMENT" and collectively, the "MEDICAID ESCROW AGREEMENTS").

1.4 ASSUMPTION OF LIABILITIES. At the Closing, Buyer shall assume and agree to pay when due, perform and discharge in accordance with the terms thereof, only those liabilities and obligations of the Company which accrue for performance subsequent to the Closing under the Assumed Operating Contracts (the "ASSUMED LIABILITIES"). Except with respect to the Assumed Liabilities, Buyer shall not assume and shall not in any way be responsible for any of the debts, liabilities, or obligations of any nature of the Companies. Without limiting the generality of the foregoing, Buyer shall have no liability for the following (collectively, together with all other liabilities and obligations of the Companies other than the Assumed Liabilities, the "EXCLUDED LIABILITIES"):

      (a) the outstanding amount of all principal, interest, fees and expenses in respect of borrowed money, letters of credit, capital leases and installment purchases (except as may be provided in the Assumed Operating Contracts but only to the extent that such obligation relates to a period after the Closing);

      (b) obligations relating to Taxes related to the period prior to Closing, except to the extent that the Taxes are being prorated in accordance with the Operations Transfer Agreement, including, but not limited to, Taxes owed by the Sellers associated with the Closing, (for purposes hereof, "TAXES" means all taxes, charges, fees, levies, penalties, additions or other assessments imposed by any federal, state, or local taxing authority, including, but not limited to, income, excise, property, sales, transfer, franchise, payroll, withholding, value added, social security or other taxes, including any interest, penalties or additions attributable thereto);

      (c) obligations under this Agreement or any agreement entered into in connection with the Transactions (other than the obligations of Buyer);

      (d) any litigation, suit, proceeding, arbitration or investigation with respect to the affairs of any Company prior to the Closing;

      (e) any liability of any Company resulting from repayments, recoupments or adjustments after the Closing Date to any amounts paid or payable to any Company for any cost

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report period ending on or before the Closing Date to or from Medicare, Medicaid or any other Missouri state or local county program with respect to any cost adjustment, patient trust adjustment or share of cost adjustment for any cost report, but only for that portion of the cost report period preceding the Closing Date, if applicable;

      (f) any liability of any Company relating to any rate adjustments, repayments or recoupments after the Closing Date arising out of any uncured failure by any such Company to comply with routine reporting and clinical requirements occurring prior to the Closing Date;

      (g) any regulatory or enforcement proceeding or action initiated by, or on behalf of, Medicare, Medicaid or any other state or local county program, which relates to any alleged act or failure to act undertaken by any Company which occurs on or before the Closing Date, regardless of when such proceeding or action is initiated;

      (h) amounts related to workers compensation for periods prior to the Closing, except to the extent that such amounts are being prorated in accordance with the Operations Transfer Agreement, including without limitation unpaid premiums for any workers compensation policy;

      (i) liabilities or obligations to any Affiliate of any Company accrued prior to the Closing;

      (j) obligations related to any pension, profit sharing, retirement, employee benefit or similar plan, benefit or arrangement, including without limitation any and all obligations of the Companies to employees in respect of accrued paid time off, vacation or similar compensation or benefits ("ACCRUED PTO");

      (k) liabilities relating to contracts other than the Assumed Operating Contracts;

      (l) liabilities or obligations relating to the Excluded Assets, or not related to the Purchased Assets; or

      (m) the aggregate amount payable by the Companies through the Closing Date, or arising as a result of the Transactions, for (i) legal, accounting, investment banking, broker and other fees and expenses, (ii) sales and use taxes and transfer taxes, if any, arising from the Transactions contemplated hereby, and (iii) all other payments, costs and expenses incurred by the Companies in connection with or as a result of the Transactions contemplated hereby, including without limitation amounts required to discharge the Companies' obligations under any Benefit Plans.

1.5 ALLOCATION. The total amount of the Purchase Price and the Assumed Liabilities shall be allocated among the Purchased Assets and the Companies as set forth on SCHEDULE 1.5. It is agreed by the parties that such allocation was arrived at by arm's length negotiation and in the judgment of the parties properly reflects the fair market value of the Purchased Assets transferred pursuant to this Agreement. It is agreed that the allocations under this Section
1.5 will be binding on all parties for federal, state, local and other tax purposes in connection with the purchase and sale of the Purchased Assets and will be consistently reflected by each party on such party's tax returns. Buyer shall prepare and deliver IRS Form 8594 to Sellers within forty-five (45) days after Closing. SCHEDULE 1.5 shall be subject to change upon the written request of

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Buyer and Sellers written consent (which will not be unreasonably withheld), if
Buyer elects to and obtains an appraisal. To the extent that any amounts are allocated to the non-competition covenants contained herein, such allocations shall not constitute a cap on potential liability in the event such covenants are breached.

1.6 TITLE EXAMINATION.

      (a) Following execution of this Agreement, Buyer shall have the right to obtain and review (i) a current commitment from Chicago Title Insurance Company ("TITLE COMPANY") (together with legible copies of all matters affecting title disclosed thereby) for issuance of an ALTA standard coverage owner's policy of title insurance covering the Owned Real Property and, provided Buyer satisfies any other Title Company requirements for the issuance thereof, an ALTA "extended coverage" supplemental report or reports for the Owned Real Property (collectively, the "TITLE COMMITMENT") and (ii) a new or updated ALTA survey of the Owned Real Property (the "REAL ESTATE SURVEYS"). Buyer shall bear the cost of the Real Estate Surveys, if Buyer elects to obtain the same. Buyer agrees to provide copies to Sellers of any Title Commitment or Real Estate Surveys obtained by Buyer.

      (b) Buyer shall notify Beneficial Owners in writing (the "TITLE NOTICE") prior to the day which is twenty (20) business days following the receipt of the later of (x) the Title Commitment or (y) Sellers' most recent survey for each of the Acquired Facilities (hereinafter referred to as the "TITLE INSPECTION PERIOD"), which exceptions to title (including survey matters), if any, will not be accepted by Buyer. If Buyer fails to notify Beneficial Owners in writing of any exceptions to title by the expiration of the Title Inspection Period, then Buyer shall be deemed to have approved the condition of title to the Owned Real Property. If Buyer notifies Beneficial Owners in writing that Buyer objects to any exceptions to title prior to the expiration of the Title Inspection Period, then Sellers shall have five (5) days after receipt of the Title Notice to notify Buyer in writing (i) that Sellers will remove such objectionable exceptions from title on or before the Closing; or (ii) that Sellers elect not to cause such exceptions to be removed. If Sellers fail to notify Buyer in writing of their election within said five (5) day period, Sellers shall be deemed to have elected not to cause such exception to be cured. The procurement by Sellers of a commitment for the issuance of the Title Policy (as defined in Section 1.6(e) hereof) or an endorsement thereto satisfactory to Buyer and insuring Buyer against any title exception which was disapproved pursuant to this Section 1.6(b) shall be deemed a cure by Sellers of such disapproval. If Sellers give Buyer notice under clause (ii) above, then Buyer shall have five
(5) days within which to notify Seller in writing that Buyer will either nevertheless proceed with the purchase and take title to the Owned Real Property subject to such exceptions, or that Buyer will terminate this Agreement. If this Agreement is terminated pursuant to the foregoing provisions of this paragraph, then neither party shall have any further rights or obligations hereunder (except for any indemnity obligations of either party pursuant to the other provisions of this Agreement), the Deposit and all interest thereon shall be returned to Buyer and each party shall bear its own costs incurred hereunder. If Buyer fails to notify Seller in writing of its election within said five (5) day period, then Buyer shall be deemed to have elected to proceed with the purchase and take title to the Owned Real Property subject to such exceptions. Notwithstanding the foregoing, Buyer need not disapprove any monetary lien representing monies owed, as Seller hereby agrees to cause all such monetary liens (other than

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non-delinquent ad valorem real estate taxes and assessments) to be removed at or prior to Closing and no such monetary liens shall be deemed Permitted Encumbrances.

      (c) PRE-CLOSING "GAP" TITLE DEFECTS. Buyer may, at or prior to Closing, notify Beneficial Owners in writing (the "GAP NOTICE") of any objections to title (a) raised by the Title Company with respect to changes in title between the expiration of the Title Inspection Period and the Closing and (b) title defects that are not of record and not disclosed by the Title Company or otherwise disclosed to Buyer in writing prior to the expiration of the Title Inspection Period. Buyer must notify Beneficial Owners of such objection to title within five (5) days of receiving written notice of the existence of such exception. If Buyer sends a Gap Notice to Beneficial Owners, then Buyer and Sellers shall have the same rights and obligations with respect to such notice as apply to a Title Notice under Section 1.6(b) hereof.

      (d) PERMITTED ENCUMBRANCES. The Owned Real Property shall be conveyed subject to the following matters, which are hereinafter referred to as the "PERMITTED ENCUMBRANCES":

            (i) those matters that either are not objected to in writing within the time periods provided in Sections 1.6(b) or 1.6(c) hereof, or if objected to in writing by Buyer, are those which Sellers have elected not to remove or cure, or have been unable to remove or cure, and subject to which Buyer has elected or is deemed to have elected to accept the conveyance of the Owned Real Property;

            (ii) the lien of all ad valorem real estate taxes and assessments not yet due and payable as of the date of Closing, subject to adjustment as herein provided or under the Operation Transfer Agreement;

            (iii) local, state and federal laws, ordinances or governmental regulations, including but not limited to building and zoning laws, ordinances and regulations, now or hereafter in effect relating to the Owned Real Property; and

            (iv) items shown on any Real Estate Survey which are not objected to by Buyer or are waived or deemed waived by Buyer in accordance with Section 1.6(b) or 1.6(c) hereof.

      (e) CONVEYANCE OF TITLE. At Closing Seller shall convey and transfer to Buyer the Owned Real Property, by execution and delivery of a notarized special warranty deed(s) conveying the Owned Real Property (the "DEED") to Buyer subject only to the Permitted Exceptions. The Title Company shall deliver an ALTA Standard Coverage Owner's Policy(ies) of Title Insurance (but without a general exception for creditor's rights) in the amount to be determined by the Buyer not to exceed the Purchase Price (the "TITLE POLICY") covering such Owned Real Property, subject only to the Permitted Encumbrances and including such endorsements thereto as Buyer may reasonably request; provided, however, that if Buyer has delivered to the Title Company prior to the Closing of a Real Estate Survey for such Owned Real Property in compliance with all applicable ALTA requirements, then the Title Policy required hereunder shall be an ALTA Extended Coverage Owner's Policy of Title Insurance in accordance with the terms of this
Section 1.6(e) hereof. The cost for the Title Policy shall be allocated among the Beneficial Owners and Buyer such that the Beneficial Owners shall pay for

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any costs attributable to an ALTA standard coverage Owner's Policy of Title
Insurance and Buyer shall pay for any expenses relating to such Title Policy that exceeds the cost for which Beneficial Owners are responsible.

1.7 RIGHT OF INSPECTION.

      (a) INSPECTION RIGHTS. During the period beginning on the date hereof and ending 30 days from the date of this Agreement (hereinafter referred to as the "INSPECTION PERIOD"), Buyer shall have the right to:

            (i) Perform, or hire consultants to perform a physical inspection and an appraisal of the Purchased Assets.

            (ii) Inspect, or hire consultants to inspect, the environmental condition of the Owned Real Property pursuant to the terms and conditions of this Agreement, and to obtain and review, at Buyer's sole election and cost, soils, geology, structural and environmental and any other engineering reports.

            (iii) Obtain and examine a search report showing liens against the personal property which have been perfected by filings under the Uniform Commercial Code.

            (iv) Examine at the Owned Properties, at the applicable Company's office, or at the property manager's office, or through physical delivery to Buyer, as the case may be, all books, records, reports, and files related to the ownership, leasing, maintenance and operation of the Owned Real Property, which are to be provided by Sellers to the extent available and permitted by law. Such documents include, without limitation, (i) Sellers' current files for the Owned Real Properties, including copies of all existing Assumed Operating Contracts,
(ii) as-built plans and specifications for the Improvements, (iii) prior soils, geology, structural and engineering reports, (iv) recorded and unrecorded parking agreements, (v) common area maintenance agreements or other agreements affecting the Owned Real Property, (vi) certificates of occupancy pertaining to the Improvements, (vii) pertinent correspondence with governmental agencies and current tenants concerning the Owned Real Property, and (viii) evidence that the Owned Real Property is zoned for the purpose to which Buyer intends to use it.

            (v) To have access to employees, advisors, consultants, other personnel, customers or suppliers of, third party payors, health department and other agency officials, or others having material business relations with, the Companies.

            (vi) To examine the condition and take inventory of the Purchased Assets.

      (b) CONDITIONS TO ON-SITE INSPECTIONS. Any on-site inspections of the Owned Real Property: (i) shall be conducted so as not to interfere unreasonably with the use of the Owned Real Property by Seller or its occupants, and (ii) shall be subject to the consent of the Seller with respect to the date, time and manner of the inspection, which consent shall not be unreasonably withheld or unreasonably restrictive. Sellers may have a representative present during any such inspections. If Buyer desires to do any invasive testing at the Owned Real Property, Buyer shall do so only after notifying the Beneficial Owners and obtaining the applicable Seller's prior written consent thereto, which consent shall not be unreasonably withheld or delayed. Buyer

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agrees to protect, indemnify, defend and hold the applicable Seller harmless from and against any claim for liabilities, losses, costs, expenses (including reasonable attorneys' fees), damages or injuries arising out of or resulting from the inspection of the Owned Real Property by Buyer or its agents or consultants, and such obligation to indemnify and hold harmless such Seller shall survive the Closing or any termination of this Agreement, provided, however, that the foregoing indemnity shall not extend to any losses, costs or expenses resulting from the negligence or willful misconduct of Seller. Notwithstanding anything to the contrary contained in this Agreement, Sellers acknowledge and agree that Buyer shall not have any liability pursuant to the terms of this Agreement for any discovery by Buyer of an adverse environmental or other condition during the course of its tests, studies, inspections or examinations of the Owned Real Property, unless such conditions are caused by Buyer. Buyer shall keep the Owned Real Property free and clear of any mechanic's liens or materialmen's liens arising out of Buyer's inspection of the Owned Real Property.

1.8 CLOSING. The purchase and sale of the Purchased Assets hereunder shall take place at a closing (the "CLOSING") to be held on March 1, 2007, or as soon as reasonably practicable following the satisfaction or waiver of the conditions set forth in ARTICLE 6, or on such other date as agreed to in writing by the Sellers and Buyer (the "CLOSING DATE").

1.9 DELIVERIES BY THE SELLERS. At the Closing, and upon satisfaction or waiver of the conditions set forth in ARTICLE 6 herein, the Sellers will deliver or cause to be delivered to Buyer the instruments, consents, opinions, certificates and other documents required of them by ARTICLE 6.

1.10 DELIVERIES BY BUYER. At the Closing, and upon satisfaction or waiver of the conditions set forth in ARTICLE 6 herein, Buyer will deliver or cause to be delivered to the Sellers the instruments, opinions, certificates and other documents required of it by ARTICLE 6.

                                   ARTICLE 2.
                         REPRESENTATIONS AND WARRANTIES
                                 OF THE SELLERS

      The Sellers hereby represent and warrant to Buyer that each of the statements contained in this ARTICLE 2 is true and correct and will be true and correct as of the Closing Date. For purposes of this Agreement, the word "KNOWLEDGE" with respect to the Sellers or "TO THE KNOWLEDGE OF SELLERS" or words of similar import means the knowledge after due inquiry of Melvin Dunsworth, and any of the other officers, managers, or administrators of the Sellers; provided, however, Sellers are entitled to update the disclosure schedules through five (5) business days after signing with respect to any representation or warranty in this ARTICLE 2.

2.1 ORGANIZATION, POWER AND STANDING. Each of the Companies is a limited liability company duly formed, validly existing and in good standing under the laws of the state or jurisdiction in which it is organized, as set forth on
SCHEDULE 2.1. Each of the Companies has all requisite power and authority to own, lease and operate its properties and to carry on the Business. As used herein, "BUSINESS" means owning and operating nursing homes and/or residential care facilities commonly known as Raymore Health Care, located at 600 East Sunrise Drive, Raymore, MO 64083, Blue River Care Center, located at 10425 Chestnut, Kansas City,

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Missouri 64137, and Cameron Manor, located at 801 Euclid, Cameron, MO 64429
(collectively, the "ACQUIRED FACILITIES"), and providing management, staffing, recruitment and therapy (including physical, occupational and speech) contracting services to long term care facilities as such activities are currently conducted by the Companies. All of the assets, properties and rights owned, leased or licensed by Sellers necessary to conduct the Business are located in Missouri.

2.2 SUBSIDIARIES. Except as set forth on SCHEDULE 2.2, no Company directly or indirectly owns or has the right to acquire any equity interest in any other corporation, partnership, limited liability company, joint venture, or other business organization.

2.3 VALIDITY AND ENFORCEABILITY. The execution, delivery and performance of each of the agreements, documents and instruments contemplated hereby to which any Company is a party, has been duly authorized by such Company. Each such agreement, document and instrument shall when executed be the valid and binding obligations of such Company and of each Seller, enforceable in accordance with its terms.

2.4 FINANCIAL STATEMENTS. Sellers have previously provided to Buyer (a) income statements for each of the Companies for the years ended December 31, 2004, 2005 and 2006 during which each such Company owned or operated an Acquired Facility,
(b) income statements for each of the Companies for each of the months in 2006 ending on or before December 31, 2006, and (c) balance sheets for each of the Companies as of December 31, 2006. As used herein, December 31, 2006 is referred to as the "BALANCE SHEET DATE", and each balance sheet as of any such date attached as SCHEDULE 2.4 is referred to as the "BALANCE SHEET". Such financial statements and the notes thereto, if any, are unaudited, but are complete and accurate in all material respects and fairly present the financial condition of the Companies at the respective dates thereof and the results of their operations for the periods then ended, and were prepared in accordance with the books and records of the Companies in conformity with generally accepted accounting principles, consistently applied during the periods covered thereby (except for the absence of footnotes in the case of the unaudited financial statements).

2.5 MATERIAL ADVERSE CHANGES. Since the Balance Sheet Date, other than as set forth on SCHEDULE 2.5, each Company has operated only in the usual and ordinary course, and there has been no (a) acquisition or disposition of assets or securities, or commitment therefor by any Company, except for the acquisition or disposition of assets in the ordinary course of business, (b) liens, security interests, restrictions, or encumbrances placed upon any of the assets of any Company, except in the ordinary course of business, (c) increase in the compensation or commission rates payable by any Company to any officer, director, employee, consultant or sales agent, except in accordance with past practice, or (d) event or condition relating specifically to the Companies (rather than to general economic conditions or generally to the industries in which they operate) which has had or, together with any other events or conditions, could reasonably be expected to have a material adverse effect on the Business or the affairs, assets, condition (financial or otherwise) or prospects of any Company; provided, however, that in no event shall any of the following constitute a material adverse change in the business, operations, prospects, assets, results of operations or condition of Sellers: (i) any change resulting from conditions affecting the industry in which Seller operates or from changes in general business or economic conditions, (ii) any change resulting from the announcement or pendency of any of the transactions contemplated by this Agreement, or (iii) any change resulting from compliance by

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Sellers with the terms of, or the taking of any action contemplated or permitted by, this Agreement.

2.6 MATERIAL CONTRACTS. SCHEDULE 2.6 sets forth a complete and accurate list, in each case whether written or unwritten, of all of the following (including all amendments or modifications thereof):

      (a) agreements, contracts or other arrangements with respect to which any one or more of the Companies has any liability or obligation involving more than $10,000 contingent or otherwise, or which may extend for a term of more than one year after the Closing;

      (b) licenses, leases, contracts, agreements and other arrangements with respect to any material property (including medical equipment, but excluding real property) of any Company, including without limitation, all licenses or agreements relating to Intellectual Property, and sales and supply contracts;

      (c) agreements, contracts or arrangements of any Company with officers, directors, managers, members or Affiliates of any Company or any of their respective relatives or Affiliates (as used herein, "AFFILIATE" has the meaning ascribed to it in Rule 405 promulgated under the Securities Act of 1933, as amended (the "SECURITIES ACT"));

      (d) material agreements or arrangements with physicians, physical therapists, occupational therapists, nutritionists and other individual and institutional health care providers, third party payors and other health care facilities, including without limitation nursing homes, visiting nurse associations, home health agencies, durable medical equipment suppliers, pharmacies, hospitals, hospices, retirement homes and life care communities;

      (e) employment, collective bargaining, severance, consulting (except for agreements covered in Section 2.6(d) above), deferred compensation, benefit and similar plans, agreements, arrangements or contracts involving any Company;

      (f) utility, trust and other bonds (the "BONDS") and deposits, excluding patient accounts and deposits to be transferred in accordance with the Operations Transfer Agreement (the "COMPANY DEPOSITS"), maintained or required to be maintained by any Company and guarantees thereof by any Beneficial Owner; and

      (g) other material agreements, contracts, instruments, commitments, plans or arrangements of any Company.

      All the foregoing (whether written or unwritten) are referred to as "MATERIAL CONTRACTS". Sellers have furnished to Buyer true, correct and complete copies of all Material Contracts (or written descriptions thereof, in the case of oral contracts). Each Material Contract (or description) sets forth the entire agreement and understanding between a Company and the other parties thereto. Each Assumed Operating Contract is valid, binding and in full force and effect, and there is no event or condition which has occurred or exists, which constitutes or which, with or without notice, the happening of any event and/or the passage of time, could constitute a default or breach under any such Assumed Operating Contract by any Company or, any other party thereto, or could cause the acceleration of any obligation of any party thereto or give rise to any right of termination or cancellation thereof.

2.7 REAL PROPERTY.

      (a) SCHEDULE 2.7(a) sets forth each interest in real property (including all land, buildings, easements and other real property rights) owned by any Company or the owner of the real property referred to in SCHEDULE 2.7(a) (the "OWNED REAL PROPERTY"). The respective owner of the Owned Real Property has, or will have on the Closing Date, good and clear record and marketable (and insurable, at ordinary premium rates) title to the Owned Real Property, free and clear of all deeds and indentures of trust, mortgages, liens, restrictions, options, leases and encumbrances of any kind, except Permitted Encumbrances or as specified on SCHEDULE 2.7(a) and enjoys peaceful and quiet possession of the Owned Real Property. There are no material taxes, levies, fees or similar costs or charges which must be paid with respect to existing water or sewer hook-ups or other similar services relating to the Owned Real Property. All utility systems serving the Owned Real Property are installed, subject to valid and existing easements, if applicable, and are reasonably adequate for the Business.

      (b) The Owned Real Property constitutes all the real property (or interest in real property) necessary for, or currently used in, the conduct of the Business. There are no interests in real property leased by any Seller in connection with the Business or by any Company.

      (c) There is no pending or, to the Knowledge of the Sellers, any threatened condemnation, eminent domain or similar proceeding with respect to any Owned Real Property.

      (d) Each Owned Real Property is in compliance in all material respects with all building, zoning, subdivision, health, safety and other applicable federal, state and local laws and regulations. For purposes of the foregoing sentence, compliance with zoning laws and regulations means compliance with such laws and regulations as currently in effect and without taking into account any portion thereof that may permit non-conforming uses. The Owned Real Property is legally subdivided and consists of separate tax lots so that each is assessed separate and apart from any other real property. None of the buildings, plant or structures included in the Owned Real Property is in need of material maintenance or repairs, except for ordinary and routine maintenance and repairs that are not material.

      (e) Sellers hold all consents, permits, licenses, approvals and authorizations from governmental authorities or other third parties which are necessary to permit Seller to convey the Owned Real Property in accordance with the provisions of this Agreement and the use of the Owned Real Property for its current use and the current conduct of the Business by the Sellers, all of which are in full force and effect and the Owned Real Property is in compliance with all applicable zoning ordinances and the Permitted Encumbrances.

      (f) No person or entity holds any rights to purchase or otherwise acquire all or any portion of the Purchased Assets (or interest therein), including pursuant to any purchase agreement, option, right of first offer, right of first refusal, gift or other agreement.

      (g) No event has occurred, nor does any circumstance exist that with notice and/or the passage of time would constitute an event of default under any of mortgages or loans currently outstanding pertaining to the Purchased Assets.

      (h) Buyer is not required to withhold taxes from the payment of sale proceeds to Sellers under the Code or any applicable state, commonwealth or local tax laws;

      (i) No Seller is a foreign person for purposes of Section 1445 of the Code

      (j) Sellers are in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the "ORDER") and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of Treasury ("OFAC") and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation or orders collecting called the "ORDERS"). Neither the Seller nor any of its affiliates (A) is listed on the Specially Designated Nationals and Blocked Person List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the "LISTS"), (B) is a Person (as defined in the Order) who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (C) is owned or controlled by (including without limitation by virtue of such Person being a director or owning voting shares or interests), or acts for or on behalf of, any person on the Lists or any other person who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

2.8 DELIVERY OF TITLE DOCUMENTS. Sellers have delivered to Buyer (a) copies of the most recent property tax bills for the Owned Real Property; and (b) a copy of Sellers' most recent title insurance policy and/or survey for the Owned Real Property.

2.9 PERSONAL PROPERTY. Each Company, as appropriate, has good title to or a valid leasehold or license interest in each item of personal property included in the Purchased Assets, free and clear of any security interests, liens, restrictions and encumbrances of every kind, nature and description, except such liens and encumbrances as will be released at Closing. All material assets of each Company are in good operating condition and repair, normal wear and tear excepted. The Purchased Assets include all assets currently used or useful in the conduct of the Business.

2.10 INTELLECTUAL PROPERTY.

      (a) As used herein "INTELLECTUAL PROPERTY" means all (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names, logos and corporate names (in each case, whether registered or unregistered) and registrations and applications for registration thereof together, to the extent applicable, with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and registrations and applications for registration thereof, (iv) computer software, data, data bases and documentation thereof, (v) trade secrets and other confidential information (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (vi) World Wide Web addresses and domain name registrations and (vii) works of authorship including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, records, data and mask works and any rights in semiconductor masks, layouts, architectures or topography. As used herein "COMPANY INTELLECTUAL PROPERTY" means Intellectual Property owned or used by any Company, but excluding the intellectual property listed on Schedule 1.2 (Excluded Assets).

      (b) SCHEDULE 2.10(b) hereto contains (1) a complete and accurate list of all Company Intellectual Property included in clauses (i) - (iii) and (vi) of the definition of Intellectual Property, and (2) a complete and accurate list of all licenses and other rights granted by any Company to any natural person, corporation, limited liability company, partnership, trust or other entity (each a "PERSON") with respect to any Company Intellectual Property and all licenses and other rights granted by any Person to any Company with respect to any Company Intellectual Property (excluding "off-the-shelf" programs or products or other "shrink wrap" software licensed in the ordinary course of business) identifying the subject Company Intellectual Property and describing the material terms of such licenses or other rights. Except as set forth on SCHEDULE 2.10(b), there is no threatened or reasonably foreseeable loss or expiration of any Company Intellectual Property.

      (c) Each Company owns or possesses sufficient legal rights to all Intellectual Property necessary for or used in the Business and to the Knowledge of Sellers, without any infringement of the rights of others.

      (d) The Companies have taken all steps that are reasonably required to protect their rights in, and the confidentiality of, the Company Intellectual Property belonging to any Company or provided by any other Person to any Company.

2.11 INVENTORIES. The inventory of each Company is and as of the Closing will be fit and sufficient for the purposes for which it was provided or obtained and will be normal and reasonable in kind and amount in light of the normal needs of the Business.

2.12 RESIDENTS AND SUPPLIERS. Schedule 2.12 sets forth the average daily census for each Acquired Facility, in each case for 2005 and 2006. Schedule 2.12 hereto also sets forth a list of (a) each hospital, health maintenance organization, physician or physician group that (i) accounted for more than 5% of the patient referrals to any Company during 2006, (ii) accounted for more than 5% of the aggregate patient referrals to all of the Companies during 2006, (iii) is expected by the Sellers to account for more than 5% of the patient referrals to any Company during 2007, or (iv) is expected by Sellers to account for more than 5% of the aggregate patient referrals to all of the Companies during 2007, and
(b) each customer that (i) purchased more than 5% of the services of any Company during 2006, (ii) purchased more than 5% of the aggregate services of all of the Companies during 2006, (iii) is expected by the Sellers to purchase more than 5% of the services provided by any Company during 2007, or (iv) is expected by the Sellers to purchase more than 5% of the aggregate services provided by all of the Companies during 2007 (such referral sources and customers are referred to collectively as the "Material Customers"). To the Knowledge of the Sellers, no Material Customer plans to discontinue or materially reduce resident referrals to or the services purchased from any Company. Except as set forth on Schedule 2.12, during the previous 18 months no Material Customer has terminated, or to the Knowledge of the Sellers, threatened to terminate, its relationship with any Company, or has decreased materially or, to the Knowledge of the Sellers, threatened to decrease or limit materially the residents referred to or the service purchased from any Company, and, to the Knowledge of the Sellers, no Company will lose or suffer material diminution in its relationship with any Material Customer as a result of the Transactions. To the Knowledge of the Sellers, all suppliers material to any Company will continue to sell to such Company the products and services currently sold by each of them. The Sellers and the Companies do not know or have no reason to know that any Company's relationship with its residents, Material Customers, referral sources and suppliers are other than good commercial working relationships.

2.13 THIRD-PARTY PAYORS. Except as set forth on SCHEDULE 2.13 hereto, during the previous 18 months no Company has lost any third-party payor contract or the right to participate in any governmentally-sponsored health insurance program or suffered any material diminution in its relationship with any third-party payor since such date, to the Knowledge of the Sellers, no such action is threatened against any Company, and, to the Knowledge of the Sellers, no Company may reasonably be expected to lose or suffer a material diminution in its relationship with any material third party payor as a result of the Transactions.

2.14 CERTAIN FINANCIAL RELATIONSHIPS. All financial relationships (whether or not memorialized in a writing) that any Company has or had with a physician or an immediate family member of a physician since January 1, 1998 either (1) satisfy the requirements of an exception to 42 U.S.C. Section 1395nn, 42 U.S.C.
Section 1320a-7, 42 U.S.C. Section 1320a-7(a) or 42 U.S.C. Section 1320a-7(b) (including, without limitation, the exception for medical directors), or (2) do not involve the referral of residents to any Company by a physician with whom any Company has a "financial relationship" within the meaning set forth in 42 U.S.C. Section 1395nn.

2.15 SELLERS' REQUIRED CONSENTS. Except as specified on SCHEDULE 2.15, no consent, order, authorization, approval, declaration or filing, including, without limitation, any consent, approval or authorization of or declaration or filing with any governmental or non-governmental authority or any party to a Material Contract is required on the part of any of the Sellers for or in connection with the execution, delivery or performance of this Agreement and the agreements, documents and instruments contemplated hereby (the "SELLERS' REQUIRED CONSENTS"). The Sellers have no reason to believe that all of the Sellers' Required Consents will not be obtained. Subject to obtaining the Sellers' Required Consents specified on SCHEDULE 2.15, the execution, delivery and performance of this Agreement and the other instruments, documents and agreements contemplated hereby by the Sellers will not result in any violation of, be in conflict with or constitute a default under, any law, statute, regulation, ordinance, agreement, contract, instrument, license, permit, authorization, judgment, decree or order to which any Company is a party or by which any Company is bound.

2.16 REGULATORY AND LEGAL COMPLIANCE.

      (a) Each Company is in compliance in all material respects with all federal, state and local statutes, laws, ordinances, judgments, decrees, orders or governmental rules, regulations, policies and guidelines applicable to it. Except as set forth on SCHEDULE 2.16(a), to Sellers' Knowledge no Company has received any notice from any governmental or regulatory authority or otherwise of any alleged violation or noncompliance that has not been cured or addressed by a plan of corrective action.

      (b) No Company has received written notice that any action has been taken or recommended by any governmental or regulatory official, body or authority, either to revoke, withdraw or suspend any license to operate any Company or to terminate or decertify any participation of any Company in the Medicare or Medicaid programs, nor to the Knowledge of the Sellers, is there any decision not to renew any Medicare of Medicaid provider or supplier agreement related to any Company.

      (c) To the Knowledge of Sellers, the operations of each Company are in compliance with and do not otherwise violate the federal Medicare and Medicaid statutes regarding health professional self-referrals, 42 U.S.C. Section 1395nn and 42 U.S.C. Section 1396b, or the regulations promulgated pursuant to such statute, or similar state or local statutes or regulations.

      (d) No Company nor its respective, partners, officers, members, managers and directors, nor to the Knowledge of the Sellers, any persons who provide professional services under agreements with such Company have, in connection with their activities directly or indirectly related to such Company, engaged in any activities which are prohibited under federal Medicare and Medicaid statutes, 42 U.S.C. Sections 1320a-7, 1320a-7(a) and 1320a-7b, or the regulations promulgated pursuant to such statutes or related state or local statutes or regulations or which are prohibited by rules of professional conduct, including but not limited to the following:

            (i) making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;

            (ii) making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment;

            (iii) presenting or causing to be presented a claim for reimbursement for services under any Federal health care program, including but not limited to Medicare, Medicaid or any state or local county health care program that is for an item or service that is known or should be known to be
(A) not provided as claimed, or (B) false or fraudulent;

            (iv) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment;

            (v) offering, paying, soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind (A) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by any Federal health care program, including but not limited to Medicare, Medicaid, or any state or local county health care program, or (B) in return for purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by Medicare or Medicaid or other state or local county health care program; or

      (vi) making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omitting to state a fact required to be stated therein or necessary to make the statements contained therein not misleading) of a material fact with respect to (A) the conditions or operations of a facility in order that the facility may qualify for any Federal health care program, including but not limited to Medicare, Medicaid, or any state or local county health care program certification, or (B) information required to be provided under Section 1124A of the Social Security Act (42 U.S.C. Section 1320a-3). Without limiting the foregoing clause (vi), each Seller represents and warrants that it has supplied the Secretary of Health and Human Services or the appropriate state agency with full and complete information as to the identity of each person with an "ownership or control interest", as defined under Section 1124A of the Social Security Act, in such Seller.

      (e) To the Knowledge of Sellers, the operations of each Company are in compliance with and do not violate any federal, state or other statutes or regulations governing the lawfulness and fairness of its business practices or its responsibilities to uphold and protect the rights of residents.

      (f) Each Company, or portion thereof, or Company group health plan which has been determined to be a Covered Entity pursuant to the Health Insurance Portability and Accountability Act of 1996 and any regulations promulgated thereunder ("HIPAA"), and each small health plan operated by any Company and not required to comply with HIPAA prior to April 14, 2004, (i) is executing transactions in compliance with, or capable of submitting transactions in compliance with (in the event that insurers or payers are not yet accepting standard transactions), the standard transaction requirements established by HIPAA for "Covered Entities", (ii) is operating in compliance in all material respects with the HIPAA privacy regulations for "Covered Entities", including without limitation executing all necessary business associates agreements as required by HIPAA, and (iii) has developed and implemented appropriate safeguards to comply with the final HIPAA security regulations.

      (g) None of the Companies has provider contracts with TRICARE or the Department of Veterans Affairs.

      (h) Each Company maintains in one or more separate trust accounts all Company Deposits required by applicable law to be held for the benefit of residents. The Companies are in compliance with applicable law with respect to all such Company Deposits.

      (i) The Sellers have furnished Buyer with true, accurate and complete copies of all surveys, inspection reports and similar examination reports relating to any inspections or examinations by any federal, state or local regulatory agency or administration having jurisdiction over the Companies during the year ended December 31, 2005 and 2006 and through the date of this Agreement (collectively, the "SURVEYS"). Except as set forth on SCHEDULE 2.16(i), such Surveys do not contain any material violations of federal, state and local statutes, laws, ordinances, judgments, decrees, orders or governmental rules, regulations, policies and guidelines applicable to it except as have been cured or addressed by a plan of corrective action.

2.17 COST REPORTS. The Sellers have furnished Buyer with copies of all cost reports filed by the Companies with the appropriate Missouri state agency, the appropriate Medicare and Medicaid agencies and/or fiscal intermediaries in respect of the operation of the Acquired Facilities for the years ended December 31, 2004, 2005 and 2006, if applicable, and any interim periods during the years then ended and during 2007. Such cost reports did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading. Such cost reports were filed no later than the date on which such final cost reports were required to be filed by law under the terms of the Missouri state agency, Medicare and Medicaid programs, and the Companies have provided the appropriate agencies and/or fiscal intermediaries with any information needed to support claims for reimbursement made by the Companies either in said final cost reports or in any cost reports filed for prior cost reporting periods.

2.18 ABSENCE OF CERTAIN BUSINESS PRACTICES. Except as set forth on SCHEDULE 2.18, no Seller nor any partner, officer, director, owner, manager, employee or agent of any Seller, nor any other person or entity acting on behalf of any Seller, acting alone or together, has (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, governmental employee or other person or entity with whom or which such Seller has done business, or (b) directly or indirectly, given or agreed to give any gift or similar benefit to any hospital, physician or health maintenance organization which refers patients to such Seller or any facility of such Seller which, in the case of either clause (a) or clause (b) above, could reasonably be expected to subject such Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding.

2.19 LICENSES AND PERMITS. SCHEDULE 2.19 sets forth all material licenses, permits, authorizations and certifications of governmental authorities and third parties held by any Company, including without limitation all licenses, franchises, permits, accreditations and provider or supplier agreements as may be required under Title XVIII and XIX of the Social Security Act and other applicable laws for reimbursement of services rendered or goods sold, necessary or advisable under applicable law for the conduct of its Business (collectively, the "AUTHORIZATIONS"). Each Company is in material compliance with all such Authorizations, all of which are and will be in full force and effect up to the Closing. There are no other such licenses, permits, authorizations or certifications required for the operation of the Business which such Company has not obtained or which, in good industry practice, such Company should hold for the conduct of the Business. To the Knowledge of the Sellers, there has been no threatened suspension, revocation or invalidation of any Authorization, nor is there any basis therefor.

2.20 LITIGATION. Except as set forth on SCHEDULE 2.20 there is no action, suit, proceeding or investigation before any court, arbitrator or governmental authority, pending or, to the Knowledge of the Sellers, threatened against any Company or, to the Knowledge of the Sellers, against any member, officer, director or employee of any Company in relation to the affairs of any Company. No Company is currently planning to initiate any action, suit, or proceeding relating to the Purchased Assets or the Business before any court, arbitrator or governmental authority.

2.21 EMPLOYEES AND COMPENSATION.

      (a) Each Company is in compliance in all material respects with the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, as amended, ERISA, and state fair employment practices, laws and regulations and other laws prohibiting employment discrimination.

      (b) Each Company is in compliance in all material respects with all applicable federal, state and local laws and regulations respecting employment and employment practices in the jurisdictions within which they operate. Each Company is in compliance with all applicable laws and regulations governing minimum wage, including without limitation any other laws (such as Medicaid) that impose or establish wage requirements based upon minimum wage laws.

      (c) Except as set forth on SCHEDULE 2.21(c), no employees of any Company are represented by a union, and there is no labor strike, dispute, arbitration, grievance, slowdown, stoppage, organizational effort, dispute or proceeding by or with any employee or former employee of any Company or any labor union pending or threatened against any Company.

      (d) SCHEDULE 2.21(d) sets forth a complete list of all employees of and consultants to any Company, with annual compensation in excess of $50,000, showing date of hire, hourly rate or salary or other basis of compensation, other benefits accrued as of a recent date and job function. No employee listed on SCHEDULE 2.21(d) has been convicted of or pleaded guilty or nolo contendre to
(i) any felony or (ii) any other criminal violation applicable to the Business or any similar business.

      (e) There are no Company employees or, to the Knowledge of the Sellers, no Company has entered into consulting contracts or arrangements with individuals or entities that have been excluded or debarred from participation in Federal health care programs including, but not limited to Medicare or Medicaid. No Company has identified, reassigned or terminated within the past two years, any officer, director, employee, consultant, independent contractor or vendor/supplier who has been the subject of an exclusion or debarment action.

2.22 ERISA; COMPENSATION AND BENEFIT PLANS.

      (a) SCHEDULE 2.22(a) sets forth all employee compensation and benefit plans, agreements, commitments, practices or arrangements of any type (including, but not limited to, plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) offered, maintained or contributed to by any Company for the benefit of current or former employees or directors of any Company, or with respect to which any Company has or may have any liability, whether direct or indirect, actual or contingent (including, but not limited to, liabilities arising from affiliation under Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (together with applicable regulations, the "CODE") or Section 4001 of ERISA) (collectively, the "BENEFIT PLANS"), and includes a written description of all oral Benefit Plans. There are no material compensation or benefit plans, agreements, commitments, practices or arrangements of any type providing benefits to employees or directors of any Company, or with respect to which any Company may have any liability, other than the Benefit Plans.

      (b) With respect to each Benefit Plan, each Company has delivered to Buyer true and complete copies of: (i) any and all plan texts and agreements (including, but not limited to, trust agreements and insurance contracts); (ii) any and all material employee communications (including all summary plan descriptions); (iii) the most recent annual report (Form 5500), if applicable; and (iv) the most recent annual and periodic accounting of plan assets, if applicable.

      (c) With respect to each Benefit Plan: (i) such plan has been administered and enforced in accordance with its terms and all applicable laws, regulations and rulings in all material respects; (ii) no material disputes nor any audits or investigations by any governmental authority are pending or, to the knowledge of the Sellers, threatened; (iii) all contributions, premiums, and other payment obligations have been accrued on the Balance Sheet in accordance with generally accepted accounting principles, and, to the extent due, have been made on a timely basis, in all material respects; (iv) each Company has expressly reserved in itself the right to amend, modify or terminate such plan, or any portion of it, at any time without liability to itself; (v) no such plan requires any Company to continue to employ any employee or director; (vi) no such plan is, or has ever been, subject to Title IV of ERISA; (vii) no such plan provides medical or death benefits with respect to current or former employees or directors of any Company beyond their termination of employment, other than coverage mandated by Sections 601-608 of ERISA and 4980B(f) of the Code.

      (d) Except as set forth on SCHEDULE 2.22(d), the consummation of the Transactions contemplated by this Agreement will not (i) entitle any Person to severance pay, (ii) accelerate the time of payment or vesting under any Benefit Plan, or (iii) increase the amount of compensation or benefits due to any Person. SCHEDULE 2.22(d) lists all estimated Accrued PTO obligations to current employees, including Accrued PTO obligations that will be owed to current employees as a result of the consummation of the Transactions.

2.23 ENVIRONMENTAL MATTERS.

      (a) The ownership or use of each Company's premises and assets, the occupancy and operation thereof, and the conduct of each Company's operations and business, are in compliance in all material respects with all applicable federal, state and local laws, ordinances, regulations, standards and requirements relating to pollution, environmental protection, hazardous substances and related matters. Except as noted on Schedule 2.23 there is no liability attaching to any Company or such premises or assets or the ownership or operation thereof as a result of (a) to the Knowledge of Sellers, with respect to actions by Persons other than the Sellers, and (b) the actions of Sellers, for any hazardous substance that may have been discharged on or released from such premises, or disposed of on-site or off-site, or any other circumstance occurring prior to the Closing or existing as of the Closing. For purposes of this Section, "hazardous substance" shall mean oil, mold or any other substance which is included within the definition of a "hazardous substance", "pollutant", "toxic substance", "toxic waste", "hazardous waste", "contaminant" or other words of similar import in any federal, state or local environmental law, ordinance or regulation.

      (b) No Company is in violation of, or to the Knowledge of Sellers, is the subject of any investigation, inquiry or enforcement action by any governmental authority under the Medical Waste Tracking Act, 42 U.S.C. Section 6992 et seq., or any applicable state or local governmental statute, ordinance or regulation dealing with the disposal of medical wastes ("MEDICAL WASTE LAWS"). Each Company has obtained and is in compliance in all material respects with any permits related to medical waste disposal required by the Medical Waste Laws, and has taken reasonable steps to determine, and has determined, that all disposal of medical waste by it has been in compliance with the Medical Waste Laws.

2.24 INSURANCE. SCHEDULE 2.24 sets forth all insurance policies under which any Company is insured, the name of the insurer of each policy, the type of policy provided by such insurer, the amount, scope and period covered thereby and a description of any material claims made thereunder (collectively, the "INSURANCE POLICIES"). Such Insurance Policies are valid and in full force and effect and in the good faith estimate of Sellers, are adequate to insure against all liabilities, claims and risks against which it is customary for companies similarly situated as the Companies to insure. All premiums due to date under such Insurance Policies have been paid, no default exists thereunder and, with respect to any material claims made under such policies, no insurer has made any "reservation of rights" or refused to cover all or any portion of such claims. No Company has received any notice of any proposed material increase in the premiums payable for coverage, or proposed reduction in the scope (or discontinuation) of coverage, under any of such Insurance Policies. All liabilities and expenses relating to the Insurance Policies have been properly accrued on the Balance Sheet.

2.25 DEBT. Other than the Excluded Liabilities, at the Closing Sellers will not have any principal, interest or expenses in respect of borrowed money, capital leases, letters of credit and installment purchases incurred by the Companies prior to the Closing that creates a lien or encumbrance on any Purchased Asset.

2.26 DISCLOSURE. The representations, warranties and other statements of the Sellers contained in this Agreement and the other documents, certificates and written statements furnished to Buyer by or on behalf of the Sellers pursuant thereto, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein not misleading.

2.27 SEVERAL REPRESENTATIONS OF THE BENEFICIAL OWNERS. Each Beneficial Owner severally represents to Buyer solely with respect to such Beneficial Owner as follows:

      (a) AUTHORITY. Such Beneficial Owner has all requisite power and authority to enter into this Agreement and perform such Beneficial Owner's obligations hereunder, and this Agreement has been duly authorized by such Beneficial Owner and constitutes a valid and binding obligation of such Beneficial Owner enforceable against such Beneficial Owner in accordance with its terms.

      (b) NO CONFLICT. The execution, delivery and performance of this Agreement and the other instruments and agreements contemplated hereby by such Beneficial Owner will not result in any violation of, be in conflict with or constitute a default under, any law, statute, regulation ordinance, material contract or agreement, instrument, judgment, decree or order to which such Beneficial Owner is a party or by which such Beneficial Owner is bound.

      (c) BROKERS. No finder, broker, agent, financial advisor or other intermediary has acted on behalf of any Beneficial Owner in connection with this Agreement or any of the Transactions, and no such Person is entitled to any fee, payment, commission or other consideration in connection therewith as a result of any arrangement made by such Beneficial Owner.

                                   ARTICLE 3.
                         REPRESENTATIONS AND WARRANTIES
                                    OF BUYER

      Buyer represents and warrants to the Sellers that each of the statements contained in this ARTICLE 3 is true and correct and will be true and correct as of the Closing Date:

3.1 ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware.

3.2 AUTHORITY. Buyer has all requisite corporate power and authority to enter into this Agreement and perform such Buyer's obligations hereunder, and this Agreement has been duly authorized by Buyer and constitutes a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

3.3 BUYER REQUIRED CONSENTS. Except as specified on SCHEDULE 3.3, no consent, order, authorization, approval, declaration or filing is required on the part of Buyer for or in connection with the execution, delivery or performance of this Agreement and the agreements, documents and instruments contemplated hereby, or the conduct of the Business by Buyer after the Closing (the "BUYER REQUIRED CONSENTS"). Without limiting the generality of the foregoing, Buyer Required Consents shall include (a) any and all local, state and federal licenses necessary to enable Buyer to operate the Acquired Facilities from and after the Closing and (b) the required certification by the appropriate Medicaid agencies and/or fiscal intermediaries necessary to enable Buyer to bill and receive payment under the Medicaid program. Buyer has no reason to believe that all of Buyer Required Consents will not be obtained. Subject to obtaining Buyer Required Consents specified on SCHEDULE 3.3, the execution, delivery and performance of this Agreement and the other instruments, documents and agreements contemplated hereby by the Sellers will not result in any violation of, be in conflict with or constitute a default under, any law, statute, regulation, ordinance, agreement, contract, instrument, license, permit, authorization, judgment, decree or order to which Buyer is a party or by which Buyer is bound.

3.4 BROKERS. No finder, broker, agent, financial advisor or other intermediary has acted on behalf of Buyer in connection with this Agreement or any of the Transactions, and no such Person is entitled to any fee, payment, commission or other consideration in connection therewith as a result of any arrangement made by Buyer.

3.5 DISCLOSURE. The representations, warranties and other statements of Buyer contained in this Agreement and the other documents, certificates and written statements furnished to Buyer by or on behalf of Buyer pursuant thereto, taken as a whole, do not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading

                                   ARTICLE 4.
                            COVENANTS OF THE SELLERS

4.1 CONDUCT OF THE BUSINESS.

      (a) The Sellers will cause each Company to, prior to the Closing:

            (i) maintain its corporate or limited liability company existence;

            (ii) use all reasonable efforts to preserve the Business and its business organization intact, retain its permits, licenses and franchises, preserve the existing contracts and goodwill of its customers, suppliers, personnel and others having business relations with it;

            (iii) conduct the Business only in the ordinary course (including without limitation the maintenance of inventory levels, supply levels and operational standards, consistent with past practice); and

            (iv) use all reasonable efforts to operate in such a manner as to assure that the representations and warranties of the Sellers set forth in this Agreement on the date hereof will be true and correct as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date.

      (b) Except as set forth on SCHEDULE 4.1(b), the Sellers will cause each Company not to, prior to the Closing, without Buyer's prior written consent (such consent not to be unreasonably withheld or delayed):

            (i) change its method of management or operations in any material respect;

            (ii) dispose of or acquire any material assets or properties or make any commitment to do so, other than inventory in the ordinary course of business;

            (iii) incur, create or become obligated with respect to any material liabilities or material obligations to purchase or supply goods or services, other than in the ordinary course of business;

            (iv) subject any of its properties or assets to any lien, security interest, mortgage or encumbrance, in each case other than in the ordinary course of business;

            (v) modify, amend, cancel or terminate any Material Contract or any other existing agreement, contract or instrument material to any Company or the Business;

            (vi) make any change in the compensation paid or payable to any officer, director, employee, agent, representative or consultant as shown or required to be shown on a schedule hereto, or pay or agree to pay any bonus or similar payment (other than bonus payments or other amounts to which any Company is committed and which are expressly disclosed in this Agreement or a schedule hereto);

            (vii) promote, change the job title of, or otherwise alter in any material respect the responsibilities or duties of, any management employee or officer of any Company;

            (viii) enter into any lease, contract or agreement that if in existence on the date hereof would have constituted a Material Contract;

            (ix) make any change in its accounting practices or procedures;

            (x) change its customer pricing, rebates or discounts, other than in the ordinary course of business;

            (xi) take any other action which could have a material adverse effect on the Business or the affairs, assets, condition (financial or otherwise) or prospects of any Company, or could adversely affect or detract from the value of any Company, its assets or the Business; or

            (xii) commit to do any of the foregoing referred to in clauses (i) -
(xi).

4.2 EFFORTS. The Sellers will use all reasonable efforts (a) to cause the conditions specified in ARTICLE 6 to be satisfied as soon as practicable, and
(b) to assist Buyer in its due diligence efforts, including but not limited to the actions described in Section 1.7.

4.3 EXCLUSIVITY. Until the termination of this Agreement, Sellers will not, and will cause each Company's equity owners, members, managers, officers, directors, employees and agents not to solicit or enter into any discussions or negotiations with, or furnish or cause to be furnished any information concerning a Company to any person or entity (other than Buyer and its officers, managers, employees and agents) in connection with any proposed acquisition of all or a portion of a Company, whether by merger, purchase of equity interests, sale of the assets (not in the ordinary course of business) or other acquisition or business combination involving any Company. Each Seller agrees to promptly disclose to Buyer all such unsolicited offers or indications of interest and the terms thereof.

4.4 CONFIDENTIALITY. Following the Closing, each Seller shall not, directly or indirectly, disclose, divulge or make use of any trade secrets or other information of a business, financial, marketing, technical or other nature pertaining to any Company or the Business, including information of others that any Company has agreed to keep confidential, except to the extent that such information shall have become public knowledge other than by breach of this Agreement by any of the Sellers and except to the extent that disclosure of such information is required by law.

4.5 NON-COMPETITION AND NON-SOLICITATION COVENANTS.

      (a) For a period of five years after the Closing, each Seller shall not, and shall cause each of its Affiliates, officers and managers to not, directly or indirectly, or as a stockholder, partner, member, manager, employee, consultant or other owner or participant in any Person other than Buyer, engage in or assist any other Person to engage in any business in which any Company is engaged or in which any Company is planning to engage or is considering engaging on the date hereof, anywhere within 30 miles from any Company or from any Acquired Facility without the prior written consent of Buyer.

      (b) For a period of five years after the Closing (or, in the case of solicitations with respect to Mary Thurber, one year after the Closing), each Seller shall not, and shall cause each of its Affiliates, officers and managers to not, directly or indirectly, solicit, endeavor to entice away from Buyer or any of its Affiliates, or offer employment or a consulting or other position to, or otherwise interfere with the business relationship of Buyer or any of its Affiliates with (i) Mary Thurber or (ii) any other Person who is or was within the one-year period prior thereto, a customer or employee of, consultant or supplier to, referral source for or other Person having a material business relationship with, Buyer or any of its Affiliates.

4.6 INJUNCTIVE RELIEF; LIMITATION ON SCOPE. Each of the Sellers acknowledges that any breach or threatened breach of the provisions of Sections 4.3, 4.4 or
4.5 of this Agreement will cause irreparable injury to Buyer for which an adequate monetary remedy does not exist. Accordingly, in the event of any such breach or threatened breach, Buyer shall be entitled, in addition to the exercise of other remedies, to seek and (subject to court approval) obtain injunctive relief, without necessity of posting a bond, restraining the Sellers from committing such breach or threatened breach. The right provided under this
Section 4.6 shall be in addition to, and not in lieu of, any other rights and remedies available to Buyer. The Sellers further acknowledge that the provisions of Sections 4.4 and 4.5 of this Agreement are made as a material inducement to Buyer and its Affiliates to consummate the Transactions contemplated by this Agreement, which Transactions are of substantial benefit to the Sellers, and that such provisions are reasonable in geographic scope, duration, activity and subject.

4.7 DELIVERY OF FINANCIAL STATEMENTS. From the date hereof until the Closing, the Sellers will deliver to Buyer, not later than 30 days after the end of each month, an unaudited, consolidated balance sheet as of the end of such month and unaudited, consolidated statements of cash flows, income and members' equity for the Companies for such month. The Sellers covenant and agree that such financial statements and the notes thereto, if any, shall be complete and accurate in all material respects and fairly present the financial condition of the Companies at the respective dates thereof and the results of their operations for the respective months then ended, and shall be prepared in accordance with the books and records of the Companies in conformity with generally accepted accounting principles, consistently applied with the financial statements referred to in
Section 2.4, except for the omission of footnotes and normal, immaterial year-end adjustments. Sellers agree to cooperate, and cause its accountants to cooperate, in providing historical financial information to Purchaser in a manner and within the time period required for Purchaser to satisfy its filing obligations with the Securities and Exchange Commission.

4.8 USE OF NAME. Following the Closing, Buyer shall have the exclusive right to use the names "Blue River," "Raymore", and "Cameron Manor" and any derivations thereof, in connection with the operation of the Business; provided, however, that Sellers shall not be obligated to change the existing names of any of their corporations or other entities.

4.9 BROKER FEES. The Beneficial Owners shall be jointly and severally responsible for paying any and all broker fees, expenses or other payments incurred by the Beneficial Owners in connection with the Transactions.

4.10 ACCRUED PTO. As soon as reasonably practicable following the Closing, Sellers shall pay all Accrued PTO obligations of the Companies relating to a period prior to the Closing.

                                   ARTICLE 5.
                               COVENANTS OF BUYER

5.1 REPRESENTATIONS AND WARRANTIES. Until the Closing Date, Buyer will not take any action that would cause any of the representations and warranties made by Buyer in this Agreement not to be true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date.

5.2 EFFORTS. Buyer will use all commercially reasonable efforts to cause the conditions specified in ARTICLE 6 to be satisfied as soon as practicable.

5.3 CONFIDENTIALITY. Pending the Closing, all proprietary information obtained by Buyer from or on behalf of any Company will be kept confidential and will not be disclosed by Buyer other than to its partners, members, managers, directors, officers, employees, and advisors, as necessary; provided that the foregoing restriction shall not apply to information which (a) is lawfully and independently obtained by Buyer from a third party without restriction as to disclosure by Buyer, (b) was known by Buyer prior to its disclosure by or on behalf of any Company, (c) is in the public domain or enters into the public domain through no fault of Buyer, (d) is independently developed by Buyer without reference to information provided by or on behalf of any Company or (e) Buyer is required by law or legal process to disclose. If this Agreement is terminated, Buyer will cause to be delivered to the Sellers all materials obtained by Buyer from or on behalf of any Company, whether obtained before or after the date of this Agreement.

5.4 ADMINISTRATIVE FILINGS AND APPEALS. Buyer shall have responsibility for preparation of all applications for governmental approvals required as a condition to Closing as set forth herein, and of any filings and applications made pursuant thereto, including but not limited to the preparation of any application or statement to be made to any governmental body. Sellers shall reasonably cooperate in the preparation of such applications and filings and, if necessary, join in any such applications.

5.5 PUBLIC ANNOUNCEMENTS. Buyer shall consult with and obtain the agreement of Sellers before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereunder and shall not issue any such press release or make any such public statement prior to such consultation or agreement, provided, however, in case of any press release or public statement which may be required by applicable law or any contract or agreement of Buyer, Buyer will not, to the extent reasonably possible, issue any such press release or make any such public statement prior to consulting with the Sellers. Each party hereto agrees that it will not unreasonably withhold any such consent or issue any press release or make any public statement.

                                   ARTICLE 6.
                              CONDITIONS TO CLOSING

6.1 CONDITIONS PRECEDENT TO THE PARTIES' OBLIGATIONS. The obligation of the parties to consummate the transactions contemplated hereby shall be subject to the fulfillment to the satisfaction of, or waiver by, the parties of each of the following conditions on or prior to the Closing:

      (a) NO TERMINATION. This Agreement shall not have been terminated pursuant to ARTICLE 7.

      (b) NO ADVERSE PROCEEDINGS. On the Closing Date, no action or proceeding shall be pending before any governmental authority to restrain, enjoin or otherwise prevent the consummation of this Agreement or the transactions contemplated hereby or to recover any damages or obtain other relief as a result of the transactions proposed hereby.

      (c) NO VIOLATIONS. The consummation of the Transactions shall not violate any governmental rule which could have a material adverse effect on the Business or the affairs, assets, condition (financial or otherwise) or prospects of any Company, and which is incapable of being cured.

6.2 CONDITIONS TO OBLIGATIONS OF BUYER. Unless waived in writing by Buyer, the obligation of Buyer hereunder to consummate the Transactions is subject to the satisfaction at or prior to the Closing of the following conditions:

      (a) REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of the Sellers contained in ARTICLE 2 shall be true and accurate in all material respects (except that the representations and warranties in Sections 2.1 and 2.2, and each other representation or warranty to the extent qualified by materiality, shall be true and correct in all respects) on and as of the Closing Date with the same effect as though made on and as of such date.

      (b) COVENANTS PERFORMED. Each of the Sellers shall have performed and complied in all material respects with the covenants, agreements and conditions required to be performed or complied with by them hereunder on or prior to the Closing Date.

      (c) COMPLIANCE CERTIFICATE. Buyer shall have received a certificate of the Sellers certifying as to the matters set forth in Sections 6.2(a) and 6.2(b) above.

      (d) CERTIFICATES; DOCUMENTS. Buyer shall have received copies of each of the following for each of the Companies, certified to its satisfaction by an officer of each such Company: (i) the Company's Certificate of Formation, as amended, certified by the Secretary of State of the state of its organization as of a recent date; (ii) a form of LLC Operating Agreement for each Company (together with a certification that the actual LLC Operating Agreement for each such Company is substantially in the form of the documents provided); (iii) if applicable, resolutions and votes from each Company's Board of Managers, members or similar Persons, as required, authorizing Melvin Dunsworth to sign this Agreement and take all actions necessary to consummate the transactions contemplated hereby, and (iv) a certificate of the Secretary of State of its state of organization as of a recent date as to the legal existence and good standing of the Company. The Sellers shall have used commercially reasonable efforts, and cooperated with Buyer, in an effort to obtain a certificate of good standing for each Company from the Secretary of State of the State of Missouri. Buyer shall also have received such other certificates, documents and materials as it shall reasonably request.

      (e) SELLER REQUIRED CONSENTS, CERTIFICATION AND LICENSES RECEIVED. The Sellers shall have obtained and delivered to Buyer copies of (i) all Sellers' Required Consents listed on or required to be listed on SCHEDULE 2.15, and (ii) all other consents, licenses, approvals, permits or authorizations which are identified in writing by Buyer and are required to be obtained for the Transactions contemplated hereby and as to which the failure to obtain the same could have a material adverse effect on the Business or the affairs, assets, condition (financial or otherwise) or prospects of any Company, or interfere with Buyer's right or ability to consummate the Transactions.

      (f) INSTRUMENTS OF TRANSFER. Each Company shall have delivered to Buyer such bills of sale, leases, assignments and other instruments of transfer as Buyer may reasonably require to transfer to it good and marketable title to the Purchased Assets, free and clear of all liens, security interests, mortgages, encumbrances and restrictions of every kind.

      (g) NO INJUNCTION. The consummation of the Transactions contemplated hereby shall not violate any order, decree or judgment of any court or governmental body having competent jurisdiction.

      (h) DUE DILIGENCE AND TITLE. Buyer shall have (i) completed its review of the Purchased Assets and Business pursuant to Section 1.7, (ii) resolved any objections to title set forth in a Title Notice or Gap Notice in accordance with Sections 1.6(b) and 1.6(c), and (iii) received unconditional commitments from a title company to issue the Title Policy.

      (i) OPERATIONS TRANSFER AGREEMENT. On or prior to March 1, 2007, each of the Companies that operates a skilled nursing facility and/or a residential care facility and Buyer shall have entered into an operations transfer agreement substantially in the form attached hereto as Exhibit 6.2(i) (the "OPERATIONS TRANSFER AGREEMENT").

      (j) ADVERSE CHANGE OR CONDITION. Since the Balance Sheet Date, there shall have been no event which has had or, together with any other events, could have a material adverse effect on the Business or the affairs, assets or prospects of any Company, whether or not such effect is foreseeable, and since the execution of this Agreement, Buyer shall have become aware of no development or event adversely affecting the Business or its prospects; provided, however, that in no event shall any of the following constitute a material adverse change in the business, operations, prospects, assets, results of operations or condition of
Sellers: (i) any change resulting from conditions affecting the industry in which Seller operates or from changes in general business or economic conditions, (ii) any change resulting from the announcement or pendency of any of the transactions contemplated by this Agreement, or (iii) any change resulting from compliance by Sellers with the terms of, or the taking of any action contemplated or permitted by, this Agreement.

      (k) INSURANCE COVERAGE. The Sellers shall have provided evidence reasonably satisfactory to Buyer that the Sellers have arranged for insurance coverage adequate to insure, or assets (including any trust account established for this purpose) sufficient to self insure, against all liabilities, claims and risks against which it is customary for companies similarly situated as the Companies to insure, to remain in full force and effect to cover claims brought after the Closing where the events giving rise to such claims occurred prior to the Closing.

      (l) ACTIONS AND PROCEEDINGS. Prior to the Closing, all actions, proceedings, instruments and documents required to carry out the transactions contemplated hereby or incident hereto and all other legal matters required for such transactions shall have been reasonably satisfactory to counsel for Buyer.

      (m) NO BAN ON NEW ADMISSIONS. None of the Acquired Facilities shall be operating under a ban on new admissions or an order of denial of payment for new admissions.

      (n) MDS FORMS AND CERTIFICATIONS. The Sellers shall have delivered a certificate stating that there are current, complete and signed MDS forms and physician certifications in the medical record of each patient included in the patient census for all Acquired Facilities.

      (o) LIST OF SERVICE PROVIDERS. Prior to the Closing, Sellers shall have provided to Buyer a schedule setting forth a complete list of all of the physicians, physical therapists, occupational therapists, nutritionists and other health care providers who provide medical or other services to residents of the Companies on an independent contractor basis, and the material terms of such arrangements.

      (p) EMPLOYEES. The employees listed on SCHEDULE 2.21(d) have agreed to initially accept employment with Buyer.

      (q) MEDICAID ESCROW AGREEMENTS. On or prior to the Closing, each of the Companies that operates a skilled nursing facility and/or a residential care facility and Buyer and the Sellers shall have entered into the Medicaid Escrow Agreements with the Medicaid Escrow Agent substantially in the form attached hereto as Exhibit 6.2(q).

      (r) FIRPTA CERTIFICATE AND EQUIVALENT CERTIFICATES. Seller shall have provided to Escrow Agent a FIRPTA certificate and any state of local law equivalent thereof in form and substance satisfactory to Escrow Agent.

6.3 CONDITIONS TO OBLIGATIONS OF THE SELLERS. Unless waived in writing by the Beneficial Owners, the obligation of the Sellers hereunder to consummate the Transactions is subject to the satisfaction at or prior to the Closing of the following conditions:

      (a) REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties contained in ARTICLE 3 shall be true and accurate in all material respects (except that each representation or warranty to the extent qualified by materiality, shall be true and correct in all respects) on and as of the Closing Date with the same effect as though made on and as of such date.

      (b) COVENANTS PERFORMED. Buyer shall have performed and complied in all material respects with the covenants, agreements and conditions required to be performed or complied with by it hereunder on or prior to the Closing Date.

      (c) COMPLIANCE CERTIFICATE. The Sellers shall have received a certificate of Buyer certifying as to the matters set forth in Sections 6.3(a) and (b) above.

      (d) BUYER REQUIRED CONSENTS, CERTIFICATION AND LICENSES RECEIVED. Buyer shall have obtained and delivered to the Sellers copies of all Buyer Required Consents listed on SCHEDULE 3.3 and no such Buyer Required Consents shall have been withdrawn or suspended. Without limiting the generality of the foregoing, Buyers' Required Consents shall include (a) any and all local, state and federal licenses necessary to enable Buyer to operate the Acquired Facilities from and after the Closing, (b) the required certification by the appropriate Medicaid agencies and/or fiscal intermediaries necessary to enable Buyer to bill and receive payment under the Medicaid program, and (c) the approval of Buyer's Board of Directors to consummate the Transaction.

      (e) NO INJUNCTION. The consummation of the Transactions contemplated hereby shall not violate any order, decree or judgment of any court or governmental body having competent jurisdiction.

      (f) CERTIFICATES; DOCUMENTS. The Sellers shall have received copies of each of the following for Buyer, certified to its satisfaction by an officer of
Buyer: (i) Buyer's Certificate of Incorporation, as amended, certified by the Secretary of State of Delaware as of a recent date; (ii) a form of bylaws applicable to Buyer (together with a certification that the actual bylaws for Buyer are substantially in the form of the documents provided); (iii) if applicable, resolutions and votes from Buyer's Board of Directors and/or shareholders authorizing Buyer to sign this Agreement and take all actions necessary to consummate the transactions contemplated hereby, and (iv) a certificate of the Secretary of State of its state of organization as of a recent date as to the legal existence and good standing of Buyer. The Sellers shall have used commercially reasonable efforts, and cooperated with Buyer, in an effort to obtain a certificate of good standing for Purchasers from the Secretary of State of the State of Delaware. Buyer shall also have received such other certificates, documents and materials as it shall reasonably request.

      (g) ACTIONS AND PROCEEDINGS. Prior to the Closing, all actions, proceedings, instruments and documents required to carry out the Transactions contemplated hereby or incident hereto and all other legal matters required for such Transactions shall have been reasonably satisfactory to counsel for the Sellers.

                                   ARTICLE 7.
                                   TERMINATION

7.1 TERMINATION. This Agreement and the Transactions contemplated hereby may be terminated at any time prior to the Closing:

      (a) by mutual written consent of Buyer and the Sellers;

      (b) by Buyer, if any Seller shall have breached or failed to perform in any material respect any of such Seller's obligations, covenants or agreements under this Agreement, or if any of the representations and warranties of any Seller set forth in this Agreement shall not be true and correct to the extent set forth in Section 6.2(a), and such breach, failure or misrepresentation is not cured to Buyer's reasonable satisfaction within 30 days after Buyer gives the Sellers written notice identifying such breach, failure or misrepresentation;

      (c) by the Sellers, if Buyer shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements under this Agreement, or any of the representations and warranties of Buyer set forth in this Agreement shall not be true and correct to the extent set forth in Section 6.3(a), and such breach, failure or misrepresentation is not cured to the Sellers' reasonable satisfaction within 30 days after the Sellers give Buyer written notice identifying such breach, failure or misrepresentation;

      (d) by either party, if the conditions set forth in Section 6.1 become incapable of satisfaction;

      (e) by Buyer, if the conditions set forth in Section 6.2 become incapable of satisfaction;

      (f) by Buyer, in accordance with Section 1.6;

      (g) by the Sellers, if the conditions set forth in Section 6.3 become incapable of satisfaction;

      (h) by Buyer or the Sellers, if the Closing shall not have occurred on or before April 30, 2007 or such other date, if any, as Buyer and the Sellers may agree in writing;

      (i) by Buyer prior to the expiration of the Inspection Period, if Buyer is not satisfied with its due diligence review of the Purchased Assets and the Business in any respect, as determined by Buyer in its sole discretion; and

      (j) by Buyer, if (i) Seller updates any disclosure schedule to this Agreement in accordance with the first paragraph of Article II, (ii) such update occurs after the date of this Agreement, (iii) such update has an material adverse effect on such disclosure;

      (k) except that this Agreement may not be terminated under this Section (other than under Sections 7.1(f), 7.1(i) and 7.1(j)) by or on behalf of any party that is in breach of any representation or warranty or in violation of any covenant or agreement contained herein.

7.2 EFFECT OF TERMINATION.

      (a) If, and only if, (i) this Agreement is terminated by the Sellers pursuant to Section 7.1(c), and (ii) none of the Sellers is in material breach of any representation or warranty contained herein, or material violation or any covenant or agreement contained herein, then Buyer and the Sellers shall instruct the Escrow Agent to deliver the Deposit, together with any interest thereon, immediately to the Sellers. Delivery of such amount to the Sellers pursuant to this Section 7.2(a) shall be as liquidated damages and not as a penalty, and shall be the Sellers' exclusive remedy, and neither Buyer nor any of its Affiliates shall have any other liability or obligation to the Sellers hereunder, or with respect to the Transactions contemplated hereby. Such liquidated damages have been computed and estimated as a reasonable forecast of the probable actual loss to the Sellers because of the difficulty of estimating with exactness the damages which would actually result.

      (b) If this Agreement is terminated in any manner, or under any circumstance (other than as set forth in Section 7.2(a) above), including but not limited to the circumstances contemplated under Section 1.6, then the Sellers and Buyer shall immediately instruct the Escrow Agent to deliver the Deposit, together with any interest thereon, immediately to Buyer, and Buyer and its affiliates shall have no further liability or obligation to the Sellers hereunder, or with respect to the Transactions contemplated hereby.

      (c) If Buyer terminates this Agreement at a time when any of the Sellers are in material breach of any representation or warranty contained herein, or in material violation of any covenant or agreement contained herein, then, in addition to the rights and obligations of the parties under Subsection (b) above, the Sellers shall remain liable for such breaches and violations, and nothing contained herein shall be deemed to restrict the rights and remedies available to Buyer against such party or parties.

      (d) The obligations of Buyer under Section 5.3 shall survive the termination of this Agreement for a period of one year.

                                   ARTICLE 8.
                            SURVIVAL; INDEMNIFICATION

8.1 SURVIVAL. The representations, warranties, covenants and agreements contained herein shall survive the Closing. No action for a breach of the representations, warranties, covenants, or agreements contained herein nor any demand for indemnification shall be brought more than two years following the Closing Date, except for claims or potential claims of which the Sellers have been notified with reasonable specificity by Buyer, or claims of which Buyer has been notified with reasonable specificity by the Sellers, within such two-year period.

8.2 INDEMNIFICATION BY THE SELLERS.

      (a) GENERAL. Subject to any applicable limitations set forth below in this
Section 8.2, the Sellers shall, jointly and severally, indemnify and hold Buyer and its Affiliates harmless from and against all claims, liabilities, obligations, costs, damages, losses and expenses (including reasonable attorneys fees) of any nature, except for Lost Profit Losses which are defined and set forth in Section 8.2(b) below (collectively, "LOSSES") arising out of or relating to (i) any breach or violation of the representations, warranties, covenants or agreements of the Sellers set forth in this Agreement, in the Operations Transfer Agreements, or in any certificate or document delivered by the Sellers pursuant to this Agreement, (ii) any lien, security interest, mortgage, restriction or encumbrance on the Purchased Assets after the Closing as a result of matters existing or relating to any period prior to the Closing, or (iii) any Excluded Liability (regardless of whether information with respect thereto is set forth on a Schedule hereto).

      (b) Subject to any applicable limitations set forth below in this Section 8.2, the Sellers shall, jointly and severally, indemnify Buyer and its assignees designated pursuant to the introductory paragraph of this Agreement for lost profits of the Business (collectively, "LOST PROFIT LOSSES") to the extent that such Lost Profit Losses are caused by any breach or violation of the representations, warranties, covenants or agreements of the Sellers set forth in this Agreement, in the Operations Transfer Agreements, or in any certificate or document delivered by the Sellers pursuant to this Agreement.

      (c) If the Closing occurs, (i) no Company shall have any obligation to indemnify or be liable with respect to that portion of Losses or Lost Profit Losses in excess of the total amount of the Purchase Price allocated to such Company on Schedule 1.5, and (ii) no Beneficial Owner shall have any obligation to indemnify or be liable with respect to that portion of Losses or Lost Profit Losses in excess of the product of (x) such Beneficial Owner's percentage interest in all Companies multiplied by (y) the total amount of the Purchase Price allocated to such Companies on Schedule 1.5; provided, that (i) claims arising out of the representations and warranties contained in Sections 2.3, 2.14, 2.16, 2.22, or 2.23 (the "SPECIFIED REPRESENTATIONS") and (ii) indemnification claims pursuant to subsection (iii) of Section 8.2(a) shall not be subject to the foregoing limitation and shall not be included in the determination of whether the limit in this Section 8.2 has been reached.

      (d) Notwithstanding anything in this Agreement to the contrary, the maximum amount of the obligation of the Sellers under this Section 8.2 or under any other provision of this Agreement to Buyer and its Affiliates shall be subject to the following limitation:

            (i) No Seller shall have any liability pursuant to Section 8.2(a) until the aggregate Losses suffered or incurred by Buyer for which Buyer is entitled to indemnification hereunder exceeds Fifty Thousand Dollars ($50,000) (the "THRESHOLD"). The parties acknowledge and agree that the Threshold shall be a deductible, and that Sellers shall only have liability hereunder for Losses over and above the Threshold.

            (ii) No Seller shall have any liability pursuant to Section 8.2(b) until the aggregate Lost Profit Losses suffered or incurred by Buyer for which Buyer is entitled to indemnification hereunder exceeds Five Hundred Thousand Dollars ($500,000) (the "LOST PROFIT THRESHOLD"). The parties acknowledge and agree that the Lost Profit Threshold shall be a deductible, and that Sellers shall only have liability hereunder for Lost Profit Losses over and above the Lost Profit Threshold.

            (iii) The limitation set forth above shall not apply to conduct of the Sellers constituting fraud or intentional misrepresentation or any breach of the Operations Transfer Agreements.

8.3 INDEMNIFICATION BY BUYER. Buyer shall indemnify and hold the Sellers harmless from and against all Losses arising out of or relating to any breach or violation of the representations, warranties, covenants or agreements of Buyer set forth in this Agreement.

8.4 CALCULATION OF LOSSES. The amount of Losses and Lost Profit Losses incurred by a party seeking indemnification hereunder shall be calculated after taking into account insurance proceeds and other third party recoveries by, and tax costs and benefits to, such party.

8.5 DEFENSE OF CLAIMS. Upon acknowledgement in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, the indemnifying party shall be entitled, if it so elects at its own cost, risk and expense, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice to handle and defend the same unless the named parties to such action or proceeding include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, in which event the indemnified party shall be entitled, at the indemnified party's cost, risk and expense, to separate counsel of its own choosing, and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld.

                                   ARTICLE 9.
                                  MISCELLANEOUS

9.1 NOTICES. All notices, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person, or by United States mail, certified or registered with return receipt requested, or by a nationally recognized overnight courier service, or otherwise actually delivered:

          (a) if to the Sellers, to:

                   Melvin Dunsworth
                   c/o Blue River Care Center
                   10425 Chestnut
                   Kansas City, Missouri 64137

                   with a copy (which shall not constitute notice) to:

                   Kevan D. Acord, P.A.
                   15700 College Boulevard, Suite 100
                   Lenexa, KS 66219
                   Attention: Kevan D. Acord

          (b) if to Buyer, to:

                   Skilled Healthcare Group, Inc.
                   27442 Portola Parkway, Suite 200
                   Foothill Ranch, CA 92610
                   Attention:  General Counsel
                   with a copy (which shall not constitute notice) to:

                   Latham & Watkins LLP
                   650 Town Center Drive, 20th Floor
                   Costa Mesa, CA  92626
                   Attention:  David C. Meckler

or at such other address as may have been furnished by such person in writing to the other parties.

9.2 SEVERABILITY AND GOVERNING LAW. This Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision hereof shall be prohibited or invalid under any such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating or nullifying the remainder of such provision or any other provisions of this Agreement. If any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provisions shall be construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by applicable law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Missouri, without regard to its conflicts of laws principles.

9.3 AMENDMENTS, WAIVERS. This Agreement may be amended or modified only with the written consent of Buyer and the Sellers. No waiver of any term or provision hereof shall be effective unless in writing signed by the party waiving such term or provision. No failure to exercise or delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights provided hereunder are cumulative and not exclusive of any rights, powers or remedies provided by law.

9.4 EXPENSES. Whether or not the Transactions contemplated hereby are consummated, (a) the legal, accounting, financing and due diligence expenses incurred by Buyer in connection with the Transactions will be borne by Buyer and
(b) the legal and other costs and expenses incurred by the Beneficial Owners or any Company in connection with the Transactions contemplated hereby will be borne by the Beneficial Owners and shall be Excluded Liabilities.

9.5 SUCCESSORS AND ASSIGNS. This Agreement, and all provisions hereof, shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto, provided that this Agreement may not be assigned by any party without the prior written consent of the other parties hereto except that
(a) the indemnification and other rights hereunder of a party may be assigned to any bank or other financial institution which is or becomes a lender to Buyer or any of its successors and assigns and (b) this Agreement may be assigned by Buyer to any of its Affiliates or, to any Person acquiring a material portion of the assets, business or securities of Buyer, whether by merger, consolidation, sale of assets or securities or otherwise.

9.6 ENTIRE AGREEMENT. This Agreement, the attached exhibits and schedules, and the other agreements, documents and instruments contemplated hereby contain the entire understanding of the parties, and there are no further or other agreements or understanding, written or oral, in effect between the parties relating to the subject matter hereof unless expressly referred to herein.

9.7 COUNTERPARTS. This Agreement may be executed in one or more counterparts, and with counterpart facsimile signature pages, each of which shall be an original, but all of which when taken together shall constitute one and the same Agreement.

9.8 HEADINGS. The headings of Articles and Sections herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation hereof.

9.9 FURTHER ASSURANCES. Following the Closing, the Sellers will execute and deliver to Buyer such documents and take such other actions as Buyer may reasonably request in order to fully consummate the Transactions.

9.10 THIRD PARTY BENEFICIARIES. Nothing in the Agreement shall be construed to confer any right, benefit or remedy upon any Person that is not a party hereto or a permitted assignee of a party hereto.

9.11 NO STRICT CONSTRUCTION. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or documents contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authoring any of the provisions of this Agreement or any other agreements or documents contemplated herein.

9.12 SCHEDULES AND EXHIBITS. All schedules (as the same may be updated as provided herein) and exhibits to this Agreement are an integral part of this Agreement and are incorporated herein by reference. All Schedules delivered with this Agreement shall be arranged to correspond with the numbered and lettered Sections and Subsections contained in this Agreement, and the disclosures in such Schedules shall qualify only the corresponding Sections and Subsections contained in this Agreement, unless otherwise expressly provided herein.

9.13 ATTORNEY FEES. In any litigation, arbitration, or other proceeding by which one party either seeks to enforce its rights under this Agreement or seeks a declaration of any rights or obligations under this Agreement, the prevailing party shall be awarded its reasonable attorney fees, costs, and expenses incurred.

                                  ARTICLE 10.
                                  DEFINITIONS

         The following terms, as used in this Agreement, have the meanings given to them where indicated below:

TERM                             SECTION OR PLACE WHERE DEFINED
----                             ------------------------------
Accrued PTO                          Section 1.4
Acquired Facilities                  Section 2.1
Affiliate                            Section 2.6
Agreement                            Preamble
Assumed Liabilities                  Section 1.4
Assumed Operating Contracts          Section 1.1
Authorizations                       Section 2.19
Balance Sheet                        Section 2.4
Balance Sheet Date                   Section 2.4
Beneficial Owners                    Preamble
Benefit Plans                        Section 2.22
Bonds                                Section 2.6
Business                             Section 2.1
Buyer                                Preamble
Buyer Required Consents              Section 3.3
Closing                              Section 1.8
Closing Date                         Section 1.8
Code                                 Section 2.22
Company or Companies                 Preamble
Company Deposits                     Section 2.6
Company Intellectual Property        Section 2.10
Deed                                 Section 1.6(e)
Deposit                              Section 1.3(c)
Equity Interests                     Introduction
ERISA                                Section 2.22
Escrow Agent                         Section 1.3(c)
Escrow Fund                          Exhibit 1.3(c)
Excluded Assets                      Section 1.2
Excluded Liabilities                 Section 1.4
Gap Notice                           Section 1.6(c)
HIPAA                                Section 2.16
Improvements                         Section 1.1
Inspection Period                    Section 1.7
Insurance Policies                   Section 2.24
Intellectual Property                Section 2.10
Knowledge of Sellers                 Preamble to Article 2
Lists                                Section 2.7
Losses                               Section 8.2

TERM                             SECTION OR PLACE WHERE DEFINED
----                             ------------------------------
Lost Profit Losses                   Section 8.2
Lost Profit Threshold                Section 8.2
Material Contracts                   Section 2.6
Material Customers                   Section 2.12
Medicaid Escrow Agent                Section 1.3
Medicaid Escrow Agreement            Section 1.3
Medicaid Escrow Amount               Section 1.3
Medical Waste Laws                   Section 2.23
OFAC                                 Section 2.7
Operations Transfer Agreement        Section 6.2
Order or Orders                      Section 2.7
Owned Real Property                  Section 2.7
Permitted Encumbrances               Section 1.6(d)
Permitted Investments                Exhibit 1.3(c)
Person                               Section 2.10
Purchased Assets                     Section 1.1
Purchase Price                       Section 1.3
Real Estate Survey                   Section 1.6
Securities Act                       Section 2.6
Seller or Sellers                    Preamble
Sellers' Required Consents           Section 2.15
Specified Representations            Section 8.2
Surveys                              Section 2.16
Taxes                                Section 1.4
Threshold                            Section 8.2
Title Inspection Period              Section 1.6
Title Notice                         Section 1.6
Title Policy                         Section 1.6(e)
Title Commitment                     Section 1.6
Transactions                         Introduction

                            [Signature Pages follow]

      IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as a sealed instrument as of the date first above written.

                                 BUYER:

                                 SKILLED HEALTHCARE GROUP, INC.

                                 By:__________________________________________
                                 Name:
                                 Title:

                [Signature Page to the Asset Purchase Agreement]

SELLERS:

BLUE RIVER CARE CENTER LLC              BLUE RIVER REAL ESTATE LLC

                                        By:  Raymore Health Care, Inc.,
By:__________________________________        its Managing Member
Name:
Title:

                                             By:_______________________________
                                                Melvin Dunsworth, President

RAYMORE CARE CENTER LLC                 RAYMORE REAL ESTATE LLC

                                        By:  Raymore Health Care, Inc.,
By:__________________________________        its Managing Member
Name:
Title:

                                             By:_______________________________
                                                Melvin Dunsworth, President

MLD HEALTHCARE LLC                      MLD REAL ESTATE LLC

By: _________________________________   By: ___________________________________
Name:                                   Name:
Title:                                  Title:

                                        BENEFICIAL OWNERS:

                                        MELVIN DUNSWORTH,
                                        AN INDIVIDUAL

                                        _______________________________________
                                        Melvin Dunsworth

                                        RAYMORE HEALTH CARE, INC.

                                        By: ___________________________________
                                        Name:
                                        Title:

                [Signature Page to the Asset Purchase Agreement]

                                 ACKNOWLEDGMENT

      Escrow Agent executes this Agreement below as of the date first written above solely for the purpose of acknowledging that it agrees to be bound by the provisions of Sections 1.3(c) and 7.2 hereof.

ESCROW AGENT:

CHICAGO TITLE INSURANCE COMPANY,
a ______________________________________



By:_____________________________________
Name:   Maurice Neri
Title:  Assistant Vice President, Senior Escrow Officer

                [Signature Page to the Asset Purchase Agreement]

                                 EXHIBIT 1.3(c)

                        ESCROW AGENT'S GENERAL PROVISIONS

                                 EXHIBIT 6.2(r)

                        FORM OF MEDICAID ESCROW AGREEMENT

                                 EXHIBIT 6.2(i)

                      FORM OF OPERATIONS TRANSFER AGREEMENT